EXHIBIT 99.1

PRESS RELEASE

November 1, 2005
For Immediate Release


For Further Information Contact:           Barry Backhaus
                                           President and Chief Executive Officer
                                           First Federal Bankshares, Inc.
                                           329 Pierce Street, P.O. Box 897
                                           Sioux City, IA  51102
                                           712.277.0200



                FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS

Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX") reported net earnings of $825,000, or basic and diluted earnings per share of $0.24 each, for the three months ended September 30, 2005. The Company reported net earnings of $2.2 million, or basic and diluted earnings per share of $0.60 and $0.58, respectively, for the three months ended September 30, 2004 during which a gain of $1.4 million, net of tax effect, from the sale of two bank branch offices favorably impacted the Company's net earnings.

 Discussion of Operating Results for the Three Months Ended September 30, 2005
 -----------------------------------------------------------------------------

Net interest income before provision for loan losses decreased by $202,000, or 4.6%, to $4.2 million for the three months ended September 30, 2005 from $4.4 million for the three months ended September 30, 2004. The decrease in net interest income was largely due to an increase in the cost of interest-bearing deposits due to increases in market interest rates as the Federal Reserve continued its "measured pace" of interest rate increases. The cost of interest-bearing deposits increased by 73 basis points to 2.51% for the three months ended September 30, 2005 from 1.78% for the three months ended September 30, 2004. The yield on interest-earning assets also increased, but less significantly, partially offsetting the increase in the cost of deposits. The yield on interest-earning assets increased by 44 basis points to 5.76% for the three months ended September 30, 2005 from 5.32% for the three months ended September 30, 2004.

Provision for loan loss expense decreased to $240,000 for the three months ended September 30, 2005 from $760,000 for the three months ended September 30, 2004. Due to the decrease in provision for loan loss expense, net interest income after provision for loan losses increased by $318,000, or 8.8%, to $3.9 million for the three months ended September 30, 2005 from $3.6 million for the three months ended September 30, 2004.

Noninterest income decreased by $2.5 million, or 62.0%, to $1.5 million for the three months ended September 30, 2005 from $4.0 million for the three months ended September 30, 2004. The decrease in noninterest income was primarily due to a prior-year pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices to a local financial institution that was completed in


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September  2004.  The purchaser  assumed  deposits of $27.1 million and acquired loans totaling $17.0 million in addition to the buildings and certain equipment. Service charges on deposit accounts decreased by $161,000 for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004 primarily due to a decrease in the number of transaction accounts subject to such service charges that resulted largely from the branch office sale described above.

Noninterest expense decreased by $57,000, or 1.3%, to $4.3 million for the three months ended September 30, 2005 from $4.4 million for the three months ended September 30, 2004. Compensation and benefits expense decreased by $52,000, or 2.0%, and totaled $2.5 million for each of the three months ended September 30, 2005 and 2004. The number of full-time-equivalent employees decreased by 17, or 8.1%, to 193 at September 30, 2005 from 210 at September 30, 2004 primarily due to the Company's smaller asset size. Annual salary increases, effective in January 2005, partially offset the decrease in compensation and benefits expense due to the reduced number of full-time-equivalent employees.

Income before income taxes decreased to $1.2 million for the three months ended September 30, 2005 from $3.3 million for the three months ended September 30, 2004. Income tax expense totaled $344,000, or an effective tax rate of 29.4%, and $1.1 million, or an effective tax rate of 34.5%, for the three months ended September 30, 2005 and 2004, respectively. The effective tax rate decreased for the current-year period primarily because tax-exempt income comprised a larger percentage of pre-tax income for the three months ended September 30, 2005 than for the three months ended September 30, 2004.


                                Other Information
                                -----------------

Assets totaled $577.9 million and $570.4 million, respectively, at September 30, 2005 and 2004. Book value per share increased to $19.95 at September 30, 2005 from $19.59 at September 30, 2004. Stockholders' equity to total assets was 12.25% and 12.71%, respectively, at September 30, 2005 and 2004. The Company had 3,549,195 shares outstanding at September 30, 2005.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and six offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


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

                          FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
                          CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)


                                                               September 30,  June 30,   September 30,
                                                                   2005         2005         2004
                                                                 ---------    ---------    ---------
ASSETS                                                                 (Dollars in thousands)
------
Cash and cash equivalents                                           15,110       31,336       20,031
Securities available-for-sale                                       47,242       49,978       57,870
Securities held-to-maturity                                         17,345       18,197       20,429
Loans receivable, net                                              444,079      433,634      416,799
Office property and equipment, net                                  12,978       13,109       13,055
Federal Home Loan Bank stock, at cost                                5,668        5,762        6,861
Accrued interest receivable                                          2,583        2,293        2,428
Goodwill                                                            18,417       18,417       18,417
Other assets                                                        14,514       14,087       14,499
                                                                 ---------    ---------    ---------
   Total assets                                                  $ 577,936    $ 586,813    $ 570,389
                                                                 =========    =========    =========

LIABILITIES
-----------
Deposits                                                           401,512      407,563      386,335
Advances from FHLB and other borrowings                            101,829      104,564      106,555
Advance payments by borrowers for taxes and insurance                  347          953          258
Accrued interest payable                                             1,603        1,312        1,287
Accrued expenses and other liabilities                               1,829        2,126        3,483
                                                                 ---------    ---------    ---------
   Total liabilities                                               507,120      516,518      497,918

STOCKHOLDERS' EQUITY
--------------------
Common stock, $.01 par value                                            50           50           50
Additional paid-in capital                                          37,848       37,761       37,471
Retained earnings, substantially restricted                         55,509       55,029       54,033
Treasury stock, at cost - 1,430,534, 1,428,826 and
  1,262,240 shares, respectively, at September 30, 2005,
  June 30, 2005 and September 30, 2004                             (21,781)     (21,748)     (18,106)
Accumulated other comprehensive income                                  77          159          251
Unearned ESOP                                                         (881)        (914)      (1,013)
Unearned RRP                                                            (6)         (42)        (215)
                                                                 ---------    ---------    ---------
   Total stockholders' equity                                       70,816       70,295       72,471
                                                                 ---------    ---------    ---------
   Total liabilities and stockholders' equity                    $ 577,936    $ 586,813    $ 570,389
                                                                 =========    =========    =========



           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                                      Three months ended
                                                         September 30,
                                                    ----------------------
                                                     2005            2004
                                                    ------          ------
                                                    (Dollars in thousands)
                                                    ----------------------
Total interest income                               $7,584          $7,263
Total interest expense                               3,409           2,886
                                                    ------          ------
    Net interest income                              4,175           4,377
Less: provision for loan losses                        240             760
                                                    ------          ------
    Net interest income after provision              3,935           3,617
Noninterest income                                   1,530           4,031
Noninterest expense                                  4,296           4,354
                                                    ------          ------
    Income before income taxes                       1,169           3,294
Taxes on income                                        344           1,137
                                                    ------          ------
    Net income                                      $  825          $2,157
                                                    ======          ======


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


                 FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS (unaudited)

                                                     At or for the three months
                                                         ended September 30,
                                                     --------------------------
Financial condition data:                                2005           2004
------------------------                             -----------    -----------
                                                        (Dollars in thousands,
                                                      except per share amounts)
Average interest-earning assets                      $   526,783    $   545,972
Average interest-bearing liabilities                 $   463,107    $   490,958
Average interest-earning assets to
    average interest-bearing liabilities                  113.75%        111.21%
Non-performing loans                                 $     5,507    $     3,453
Non-performing loans to total loans                         1.22%          0.82%
Non-performing assets                                $     5,700    $     4,024
Non-performing assets to total assets                       0.99%          0.71%
Allowance for loan losses                            $     6,723    $     5,023
Allowance for loan losses to total loans                    1.49%          1.19%
Shareholders' equity to assets                             12.25%         12.71%


Selected operating data: (1)
---------------------------
Return on average assets                                    0.57%          1.41%
Return on average equity (2)                                4.62%         11.95%
Net interest rate spread                                    2.84%          2.99%
Net yield on average interest-earning
assets (3)                                                  3.22%          3.25%
Efficiency ratio (4)                                       75.70%         68.22%
------------------------------------------------
(1)   Annualized except for efficiency ratio.
(2) Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.
(3) Net interest income, tax-effected, divided by average interest-earning assets.
(4) Noninterest expense, excluding minority interest, divided by net interest income before provision for loan losses plus noninterest income, less gain
      (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
--------------
Earnings per share:
    Basic                                             $     0.24     $     0.60
    Diluted                                           $     0.24     $     0.58
Book value per share                                  $    19.95     $    19.59
Market price per share:
    High for the period                               $    20.75     $    23.60
    Low for the period                                $    19.25     $    20.00
    Close at end of period                            $    19.25     $    22.95
Cash dividends declared per share                     $     0.10     $     0.10
Weighted-average common shares outstanding:
    Basic                                              3,447,124      3,608,397
    Diluted                                            3,504,849      3,688,973


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